Exhibit 99

SILICON LABORATORIES REPORTS STRONG FIRST QUARTER RESULTS

—Company Grows Revenue by 33 Percent and Expands Earnings and Operating Income—

AUSTIN, Texas — April 30, 2008 — Silicon Laboratories Inc. (Nasdaq: SLAB), a leader in high-performance, analog-intensive, mixed-signal integrated circuits (ICs), today reported better than expected first quarter revenue of $98.2 million, a 33 percent increase over the same period last year. Earnings per share for the quarter exceeded guidance, and the company nearly tripled operating income compared to the same period last year.

Financial Results

The company delivered favorable results across the board during the first quarter. Revenue of $98.2 million exceeded guidance.  GAAP gross margin was 61.5 percent, GAAP operating income increased year-over-year to $11 million, and GAAP diluted earnings per share from continuing operations increased significantly compared to the same period last year to $0.21.

The following non-GAAP results exclude certain non-cash charges. Non-GAAP gross margin of 61.8 percent was at the high end of the corporate range of 60 to 62 percent. Operating expenses were slightly lower than expected, resulting in non-GAAP operating income of $21.3 million, or 21.7 percent of revenue, representing very strong operating performance relative to seasonal market trends. It also marks a near tripling of non-GAAP operating income from the same period last year. Non-GAAP diluted earnings per share from continuing operations was $0.38, representing a year-over-year increase of more than 100 percent. The reconciling charges are set forth in the financial measures table included below.

During the first quarter the company continued aggressive execution of its share repurchase program, completing repurchases totaling $137 million. The company ended the quarter with $467 million in cash, cash equivalents and investments.

Business Summary

Strong operating performance in the first quarter was coupled with a number of positive business drivers. A doubling of channel design wins for the broad-based products year-over-year, a strong quarter of new product announcements and the addition of new tier-one customers and design wins all offer strong indications of solid momentum in the business.

Broadcast revenue to handset customers increased sequentially in what is typically a seasonally weak quarter, demonstrating the strong competitive position of the company’s broadcast audio solutions. The company announced new products in both audio and video broadcast that further differentiate Silicon Labs from the competition. The continued adoption of the current portfolio, increasing attach rates and a record number of design wins, clearly demonstrated the strength and long-term potential of the business.

The MCU business was up almost 40 percent over the same quarter last year and down sequentially due to seasonal weakness primarily in the portable navigation market. Record development kit shipments, a high rate of design win activity and new product introductions continued throughout the quarter, including the introduction of the industry’s first 8-bit MCUs capable of operating with only a single cell battery. Healthy business trends are expected to drive the MCU product line to sequential revenue growth in the second quarter.

Demand for timing products and stable performance of the company’s foundation businesses also supported the strong results.

“We have a global business, a number of new product cycles and new tier-one customers beginning to ramp. We’re introducing products at an accelerated pace and continuing to fortify our leadership position in key markets,” said Necip Sayiner, president and chief executive officer of Silicon Laboratories. “Together with strong operational performance and conservative financial management, we are delivering a combination of growth and profitability virtually unmatched in our sector.”

For the second quarter of 2008, the company is guiding revenue in the range of $98 to $101 million.

Webcast and Conference Call

A conference call discussing the first quarter results will follow this press release today at 7:30 a.m. Central Time.  An audio webcast will be available simultaneously on Silicon Laboratories’ website under Investor Relations (www.silabs.com).  A replay will be available after the call at the same website listed above or by calling 866-446-5477 or +1 203-369-1151 (international). Replays will be available through May, 14 2008.

About Silicon Laboratories Inc.

Silicon Laboratories Inc. is a leading designer of high-performance, analog-intensive, mixed-signal integrated circuits (ICs) for a broad range of applications. Silicon Laboratories’ diverse portfolio of highly integrated, patented solutions is developed by a world-class engineering team with expertise in cutting-edge mixed-signal design. The company has design, engineering, marketing, sales and applications offices throughout North America, Europe and Asia. For more information about Silicon Laboratories, please visit www.silabs.com.

Forward Looking Statements

This press release contains forward-looking statements based on Silicon Laboratories’ current expectations. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan,” “project,” “will” and similar phrases as they relate to Silicon Laboratories are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of Silicon Laboratories and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: risks that Silicon Laboratories may not be able to maintain its historical growth;

quarterly fluctuations in revenues and operating results; volatile stock price; average selling prices of products may decrease significantly and rapidly, dependence on a limited number of products and customers; difficulties developing new products that achieve market acceptance; risks that Silicon Laboratories may not be able to manage strains associated with its growth; dependence on key personnel; difficulties managing our manufacturers and subcontractors; difficulties managing international activities; credit risks associated with our accounts receivable; geographic concentration of manufacturers, assemblers, test service providers and customers in the Pacific Rim that subjects Silicon Laboratories’ business and results of operations to risks of natural disasters, epidemics, war and political unrest; product development risks; inventory-related risks; intellectual property litigation risks; risks associated with acquisitions and divestitures; the competitive and cyclical nature of the semiconductor industry and other factors that are detailed in Silicon Laboratories’ filings with the SEC. Silicon Laboratories disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Note to editors: Silicon Laboratories, Silicon Labs and the Silicon Labs logo are trademarks of Silicon Laboratories Inc. All other product names noted herein may be trademarks of their respective holders.

CONTACT: Silicon Laboratories Inc., Shannon Pleasant, (512) 464 9254, shannon.pleasant@silabs.com

Silicon Laboratories Inc.

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	April 5, 2008	March 31, 2007
Revenues	$98,179	$73,814
Cost of revenues	37,832	28,439
Gross profit	60,347	45,375
Operating expenses:
Research and development	24,673	24,807
Selling, general and administrative	24,609	24,292
Operating expenses	49,282	49,099
Operating income (loss)	11,065	(3,724)
Other income (expense):
Interest income	4,798	3,835
Interest expense	(145)	(231)
Other income (expense), net	(142)	(119)
Income (loss) from continuing operations before income taxes	15,576	(239)
Provision for income taxes	4,762	507
Income (loss) from continuing operations	10,814	(746)
Income from discontinued operations, net of income taxes	—	156,359

Net income	$10,814	$155,613

Basic earnings per share:
Income (loss) from continuing operations	$0.21	$(0.01)
Net income	$0.21	$2.84

Diluted earnings per share:
Income (loss) from continuing operations	$0.21	$(0.01)
Net income	$0.21	$2.84

Weighted-average common shares outstanding:
Basic	51,109	54,806
Diluted	52,000	54,806

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share data)

Non-GAAP Income Statement Items	Three Months Ended April 5, 2008
	GAAP Measure	GAAP Percent of Revenue	Stock Compensation Expense	Non-GAAP Measure	Non-GAAP Percent of Revenue
Revenues	$98,179

Gross profit	60,347	61.5%	$370	$60,717	61.8%

Operating income	11,065	11.3%	10,221	21,286	21.7%

Non-GAAP Income Statement Items	Three Months Ended March 31, 2007
	GAAP Measure	GAAP Percent of Revenue	Stock Compensation Expense	Non-GAAP Measure	Non-GAAP Percent of Revenue
Revenues	$73,814

Operating income (loss)	(3,724)	(5.0)%	11,770	8,046	10.9%

Non-GAAP Diluted Earnings Per Share	Three Months Ended April 5, 2008
	GAAP Measure	Stock Compensation Expense	Non-GAAP Measure
Income from continuing operations	$10,814	$8,974	$19,788

Diluted shares outstanding	52,000	—	52,000

Diluted earnings per share from continuing operations	$0.21		$0.38

Non-GAAP Diluted Earnings Per Share	Three Months Ended March 31, 2007
	GAAP Measure	Stock Compensation Expense	Non-GAAP Measure
Income (loss) from continuing operations	$(746)	$9,702	$8,956

Diluted shares outstanding	54,806	—	54,806

Diluted earnings (loss) per share from continuing operations	$(0.01)		$0.16

Silicon Laboratories Inc.

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

	April 5, 2008	December 29, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$330,871	$264,408
Short-term investments	70,185	308,566
Accounts receivable, net of allowance for doubtful accounts of $515 at April 5, 2008 and $517 at December 29, 2007	46,355	51,211
Inventories	26,918	28,587
Deferred income taxes	6,261	6,025
Prepaid expenses and other current assets	20,026	33,895
Total current assets	500,616	692,692
Long-term investments	65,950	—
Property, equipment and software, net	26,814	28,157
Goodwill	73,096	73,199
Other intangible assets, net	17,045	18,077
Other assets, net	30,028	28,121
Total assets	$713,549	$840,246

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$23,583	$33,321
Accrued expenses	21,846	26,397
Deferred income on shipments to distributors	27,606	28,448
Income taxes	5,302	5,226
Total current liabilities	78,337	93,392
Long-term obligations and other liabilities	46,264	43,309
Total liabilities	124,601	136,701

Commitments and contingencies

Stockholders’ equity:
Preferred stock—$0.0001 par value; 10,000 shares authorized; no shares issued and outstanding	—	—
Common stock—$0.0001 par value; 250,000 shares authorized; 48,700 and 52,810 shares issued and outstanding at April 5, 2008 and December 29, 2007, respectively	5	5
Additional paid-in capital	180,124	303,682
Retained earnings	410,672	399,858
Accumulated other comprehensive loss	(1,853)	—
Total stockholders’ equity	588,948	703,545
Total liabilities and stockholders’ equity	$713,549	$840,246

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